Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of OptimumBank Holdings, Inc. of our report dated February 26, 2026, relating to the consolidated financial statements of OptimumBank Holdings, Inc. and subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, appearing in the Annual Report on Form 10-K of OptimumBank Holdings, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

September 10, 2026